Exhibit 5.1

[Letterhead of

weintraub genshlea chediak

tobin & tobin

LAW CORPORATION]

April 3, 2012	Phillip R. Pollock 415.772.9679 direct ppollock@weintraub.com

Sequoia Residential Funding, Inc.

One Belvedere Place, Suite 330

Mill Valley, CA 94941

Sequoia Mortgage Funding Corporation

One Belvedere Place, Suite 320

Mill Valley, CA 94941

Re:	Registration Statement on Form S-3 by Co-Registrants Sequoia Residential Funding, Inc. and

Sequoia Mortgage Funding Corporation

Dear Ladies and Gentlemen:

We have acted as special counsel to Sequoia Residential Funding, Inc., a Delaware corporation (“Sequoia Residential Funding”), and Sequoia Mortgage Funding Corporation (“Sequoia Mortgage Funding,” and together with Sequoia Residential Funding, the “Co-Registrants”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) for the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), asset-backed securities with an aggregate offering price of up to $3,780,835,603 (the “Asset-Backed Securities”). As described in the Registration Statement, the Asset-Backed Securities consist of Asset-Backed Certificates (“Certificates”) and Collateralized Mortgage Bonds (“Debt Obligations”).

The Certificates may be issued from time to time in series. Each series of Certificates will be issued by a trust (each, a “Trust”) formed by either Sequoia Residential Funding or Sequoia Mortgage Funding pursuant to a pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the respective Co-Registrant, a master servicer (the “Master Servicer”), a seller (the “Seller”) and a trustee (the “Trustee”). Each series of Certificates issued by a Trust may include one or more classes of Certificates. The Debt Obligations are issuable in series under separate indentures (each such agreement an “Indenture”), between a Delaware statutory trust (each, an “Issuer”) and an indenture trustee.

Sequoia Residential Funding, Inc.

Sequoia Mortgage Funding Corporation

April 3, 2012

We have examined and relied upon copies of the Co-Registrants’ Certificates of Incorporation, Bylaws, the Registration Statement, including the form of Pooling and Servicing Agreement, the forms of Certificates, the form of Indenture and the forms of Debt Obligations filed as exhibits to the Registration Statement, and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Co-Registrants and others.

Based upon the foregoing, we are of the opinion that:

1.    When any Pooling and Servicing Agreement relating to a series of Certificates has been duly and validly authorized by all necessary action on the part of either Sequoia Residential Funding or Sequoia Mortgage Funding and has been duly executed and delivered by such Co-Registrant, the Master Servicer, the Seller, the Trustee and any other party thereto, such Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of such Co-Registrant, enforceable against such Co-Registrant in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equity principles.

2.    When a series of Certificates has been duly authorized by all necessary action on the part of either Sequoia Residential Funding or Sequoia Mortgage Funding, duly executed and authenticated by the Trustee for such series in accordance with the terms of the related Pooling and Servicing Agreement and issued and delivered against payment therefor as described in the Registration Statement and the Prospectus delivered in connection therewith, such series of Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Pooling and Servicing Agreement.

3.    When an Indenture for a series of Debt Obligations has been duly authorized by all necessary action and duly executed and delivered by the parties thereto, such Indenture will be a legal and valid obligation of the applicable Issuer.

Sequoia Residential Funding, Inc.

Sequoia Mortgage Funding Corporation

April 3, 2012

4.    When an Indenture for a series of Debt Obligations has been duly authorized by all necessary action and duly executed and delivered by the parties thereto, and when the Debt Obligations of such series have been duly executed and authenticated in accordance with the provisions of that Indenture, and issued and sold as contemplated in the Registration Statement and the Prospectus delivered in connection therewith, such Debt Obligations will be legally and validly issued and outstanding, fully paid and non-assessable, and will be binding obligations of the applicable Issuer, and the holders of such Debt Obligations will be entitled to the benefits of that Indenture.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein), the corporation and statutory trust laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

weintraub genshlea chediak

tobin & tobin

LAW CORPORATION

/s/ Phillip R. Pollock

Phillip R. Pollock